Exhibit 99.3

Inveresk Research Group, Inc.

Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share and share data)

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
Net service revenue	$79,397	$67,035	$156,135	$124,719
Direct costs excluding depreciation	(41,250)	(34,079)	(81,171)	(63,357)

	38,147	32,956	74,964	61,362
Selling, general and administrative expenses:
Share offering and merger expenses	(5,000)	—	(5,306)	(658)
Other selling, general and administrative expenses	(19,948)	(16,926)	(39,801)	(33,154)

Total selling, general and administrative expenses	(24,948)	(16,926)	(45,107)	(33,812)
Depreciation	(3,595)	(3,089)	(7,060)	(6,038)
Amortization of intangibles	(348)	—	(696)	—

Income from operations	9,256	12,941	22,101	21,512
Interest income (expense), net	171	(916)	(627)	(1,815)

Income before income taxes	9,427	12,025	21,474	19,697
Provision for income taxes	(1,585)	(1,866)	(1,335)	(2,161)

Net income	$7,842	$10,159	$20,139	$17,536

Earnings per share:
Basic	$0.21	$0.28	$0.53	$0.48
Diluted	$0.20	$0.27	$0.51	$0.47
Weighted average number of common shares outstanding:
Basic	38,031,569	36,352,511	37,977,693	36,217,809
Diluted	39,266,043	37,624,192	39,212,167	37,489,490

See accompanying notes to condensed consolidated financial statements.

Inveresk Research Group, Inc.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2004
	(unaudited)	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$21,136	$24,579
Accounts receivable, net	44,476	53,391
Unbilled receivables, net	29,046	24,331
Income taxes receivable	5,873	4,045
Inventories	1,594	1,619
Deferred income taxes	3,026	144
Other current assets	9,733	6,902

Total current assets	114,884	115,011
Property, plant and equipment, net	151,123	145,364
Goodwill	171,077	184,239
Intangible assets	1,507	2,203
Deferred income taxes	12,473	669
Deferred debt issue costs	1,420	1,593

	$452,484	$449,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,284	$20,389
Advance billings	50,423	56,745
Accrued expenses	27,233	29,050
Income taxes payable	1,553	2,018
Deferred income taxes	—	334
Current portion of long term debt	7,636	7,857

Total current liabilities	102,129	116,393
Deferred income taxes	23,329	22,994
Long term debt	47,302	50,941
Defined benefit pension plan obligation	26,010	24,576
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value 150,000,000 shares authorized; 38,062,089 and 37,863,498 outstanding at June 30, 2004 and December 31, 2003	381	379
Additional paid-in capital	212,556	211,963
Retained earnings	24,468	4,329
Accumulated other comprehensive income	16,309	17,504

Total shareholders’ equity	253,714	234,175

	$452,484	$449,079

See accompanying notes to condensed consolidated financial statements.

Inveresk Research Group, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Six months ended	Six months ended
	June 30, 2004	June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,139	$17,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	7,060	6,038
Amortization of intangible assets	696	—
Deferred pension obligations	1,043	802
Deferred income taxes	(830)	1
Amortization of deferred loan issue costs	178	79
Changes in operating assets and liabilities:
Accounts receivable	4,299	(2,099)
Advance billings	(6,685)	(575)
Inventories	(1)	(242)
Accounts payable and accrued expenses	(2,980)	223
Income taxes	(1,888)	(157)
Other assets and liabilities	(2,826)	(4,619)

Net cash provided by operating activities	18,205	16,987
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17,237)	(8,541)

Net cash used in investing activities	(17,237)	(8,541)
CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common stock	595	90
Payment of deferred debt issue costs	(5)	(30)
Repayments of long-term debt	(3,846)	(10,000)

Net cash used in financing activities	(3,256)	(9,940)
Effect of foreign currency exchange rate changes on cash	(1,155)	3,414

(Decrease) increase in cash and cash equivalents	(3,443)	1,920
Cash and cash equivalents at beginning of period	24,579	19,909

Cash and cash equivalents at end of period	$21,136	$21,829

Supplemental cash flow information:
Interest paid	$1,460	$1,307

Income tax paid	$1,998	$1,011

See accompanying notes to condensed consolidated financial statements.

Inveresk Research Group, Inc.

Condensed Consolidated Statements of Comprehensive Income and Shareholders’ Equity
(unaudited)
(In thousands, except share data)

	Shares of
	Common		Par		Retained	Accumulated
	Stock	Total	Value	Additional	Earnings	Other
	$0.01 Par	Shareholders'	Paid-in	Paid-in	(Accumulated	Comprehensive
	Value	Equity	Capital	Capital	Deficit)	Income (Loss)
Balance at December 31, 2003	37,863,498	$234,175	$379	$211,963	$4,329	$17,504
Issue of common stock	198,591	595	2	593	—	—
Comprehensive income (loss):
Foreign currency translation adjustments		(1,797)	—	—	—	(1,797)
Tax benefit arising on share options		602	—	—	—	602
Net income for period to June 30, 2004		20,139	—	—	20,139	—

Comprehensive income		18,944

Balance at June 30, 2004	38,062,089	$253,714	$381	$212,556	$24,468	$16,309

Balance at December 31, 2002	36,004,777	$152,403	$360	$191,618	$(33,793)	$(5,782)
Issue of common stock	420,079	90	4	86	—	—
Comprehensive income:
Foreign currency translation adjustments		15,776	—	—	—	15,776
Net income for period to June 30, 2003		17,536	—	—	17,536	—

Comprehensive income		33,312

Balance at June 30, 2003	36,424,856	$185,805	$364	$191,704	$(16,257)	$9,994

See accompanying notes to condensed consolidated financial statements.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

1.	Description of Business and Merger Agreement

Description of Business

Inveresk Research Group, Inc. and its subsidiaries (collectively the “Company”) provide drug development services to companies in the pharmaceutical and biotechnology industries. Through the Company’s pre-clinical and clinical business segments, it offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation, laboratory sciences services and clinical development services. The Company’s client base includes major pharmaceutical companies in North America, Europe, and Japan, as well as many biotechnology and specialty pharmaceutical companies.

Merger with Charles River Laboratories International, Inc.

On June 30, 2004, the Company entered into an Agreement and Plan of Merger with Charles River Laboratories International, Inc. (“Charles River”) and Indigo Merger I Corp. and Indigo Merger II Corp., both wholly owned subsidiaries of Charles River. The merger is subject to the satisfaction of certain closing conditions, including the approval of the Company’s stockholders and receipt of regulatory approvals,

Under the terms of the merger agreement, Indigo Merger I Corp. will merge with and into the Company, whereupon the Company will become a wholly owned subsidiary of Charles River. Pursuant to and as part of a single integrated transaction the Company will then be merged with and into Indigo Merger II LLC, whereupon the separate corporate existence of the Company will cease and Indigo Merger II LLC will be the surviving corporation.

Upon the merger of Indigo Merger I Corp. and the Company, each share of the Company’s common stock will be converted into the right to receive $15.15 in cash and 0.48 shares of common stock in Charles River. In addition, each outstanding option to purchase the Company’s common stock will be converted into an option to purchase Charles River stock. Each stock option resulting from such conversion will continue to have the same terms and conditions following the merger with Indigo Merger I Corp., except that (i) each option will be exercisable for that number of whole shares of Charles River stock equal to the number of shares of Inveresk stock that were issuable upon exercise of the related Inveresk stock option multiplied by 0.8, rounded down to the nearest whole number, and (ii) the per share exercise price for the Charles River stock options will equal the exercise price per share of Inveresk stock at which the related stock option was exercisable divided by 0.8, rounded to the nearest whole cent.

During the second quarter of 2004, the Company incurred approximately $5.0 million in merger costs. These are included in the share offering and merger expenses caption in the statement of operations for the second quarter.

2.	Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In accordance with those rules and regulations, they do not include all of the information and footnotes required by accounting principles generally accepted in the U. S. (“GAAP”) for complete financial statements.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The December 31, 2003 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements should be read in conjunction with the audited consolidated financial statements at and for the year ended December 31, 2003 filed with the SEC on Form 10-K. The results of operations for the quarter ended and six months ended June 30, 2004 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2004.

3.	Summary of Significant Accounting Policies

Earnings Per Share

Earnings per share is computed in accordance with Statements of Financial Accounting Standards (“SFAS”) 128, “Earnings per Share”. SFAS 128 requires presentation of both basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic EPS is based on the weighted average number of common shares outstanding during the year, while Diluted EPS also includes the dilutive effect of share options. The number of share options not reflected in Diluted EPS because they were anti-dilutive was 75,000 in respect of the quarter and six months ended June 30, 2004 and 7,500 in respect of the quarter and six months ended June 30, 2003.

Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Compensation cost for stock options granted to employees is based on the excess of the quoted market price of the Company’s stock on the measurement date over the amount an employee must pay to acquire the stock (the “intrinsic value”) and is recognized over the vesting period. No compensation cost was recognized in respect of options where the vesting of the options was conditional upon the listing of the Company’s shares on a recognized stock exchange, prior to the condition being met. Once the condition was met, the compensation expense was recorded in full on the date when the condition was satisfied.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

Had compensation expense been determined for the Company’s option grants consistent with the provisions of SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS 123”), the Company’s net income for the periods shown below would have reflected the pro forma amounts set forth in the table below.

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
	(Dollars in thousands, except per share data)
Reported net income	$7,842	$10,159	$20,139	$17,536
Compensation expense in respect of stock options deducted in the computation of reported net income	—	—	—	—
Compensation expense in respect of stock options computed on the fair value method	(932)	(328)	(1,678)	(641)

Pro forma net income	$6,910	$9,831	$18,461	$16,895

Reported basic earnings per share	$0.21	$0.28	$0.53	$0.48
Pro forma basic earnings per share	$0.18	$0.27	$0.49	$0.47
Reported diluted earnings per share.	$0.20	$0.27	$0.51	$0.47
Pro forma diluted earnings per share	$0.18	$0.26	$0.47	$0.45

The assumptions underlying the calculation of this pro forma data are described in Note 7.

New Accounting Pronouncements

On June 30/July 1, 2004, the Emerging Issues Task Force (“EITF”) reached a consensus that an investor should only apply the equity method of accounting when it has investments in either common stock (as already required by APB 18) or in-substance common stock of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. The consensus in this Issue should be applied in the first reporting period beginning after September 15, 2004. For instruments that are not common stock or in-substance common stock but were accounted for under the equity method of accounting prior to the consensus, the equity method of accounting should be discontinued effective for reporting periods beginning after September 15, 2004. The Company does not expect this EITF Issue will have a material impact on its financial statements.

On May 19, 2004, the Financial Accounting Standards Board (“FASB”) issued FSP 106-2 to provide guidance on accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), to employers that sponsor post-retirement health care plans, which provide prescription drug benefits. In addition, the FSP requires those employers to provide certain disclosures in their financial statements regarding the effect of the Act and the related subsidy on post-retirement health obligations and net periodic post-retirement benefit cost. This FSP is effective for the first interim or annual period beginning after June 15, 2004. Earlier application of the FSP is encouraged in financial statements for any period including or following enactment of the Act (December 8, 2003) that has not been issued as of the issuance date of the FSP. The Company does not expect this new FSP will have a material impact on its financial statements.

On March 17/18, 2004, the EITF reached a consensus on Issue 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share (“EITF 03-6”). This Issue includes a definition of “participating security” and clarifies some practical issues related to including participating securities in the calculation of earnings per share.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

In addition, the Task Force decided that the guidance provided in EITF Topic D-95, Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share, should be nullified. The consensus now requires the use of the two-class method for including participating convertible securities in the computation of basic EPS (i.e., an issuer can no longer use the if-converted method in basic EPS calculations). The consensus reached by the EITF is effective for fiscal periods beginning after March 31, 2004. Prior period earnings per share amounts presented for comparative purposes should be restated to conform to the consensus guidance. The Company does not expect this EITF consensus will have a material impact on its financial statements.

On March 17/18, 2004, the EITF reached a consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-01”). EITF 03-01 is applicable to (a) debt and equity securities within the scope of SFAS 115, (b) debt and equity securities within the scope of SFAS 124 and that are held by an investor that reports a performance indicator, and (c) equity securities not within the scope of Statement 115 and not accounted for under Opinion 18’s equity method (e.g., cost method investments). EITF 03-01 provides a step model to determine whether an investment is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures related to cost method investments should not be aggregated with other types of investments. The EITF 03-01 impairment model shall be applied prospectively to all current and future investments within the scope of the Issue, effective in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for annual periods for fiscal years ending after June 15, 2004. The Company does not expect this EITF consensus will have a material impact on its financial statements.

New Accounting Pronouncements Adopted During the Period

Financial Accounting Standards Board Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” as revised, requires a variable interest entity (“VIE”) to be consolidated by a company if that company absorbs a majority of the VIE’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interest in the VIE. Prior to the adoption of FIN 46, VIEs were generally consolidated by companies owning a majority voting interest in the VIE. The consolidation requirements of FIN 46 applied immediately to VIEs created after January 31, 2003, however, the FASB deferred the effective date for VIEs created before February 1, 2003 to the quarter ended March 31, 2004 for calendar year companies. Adoption of the provisions of FIN 46 prior to the deferred effective date was permitted. The Company adopted the remaining provisions of FIN 46 in the first quarter of 2004, although the adoption of these provisions did not have an impact on its financial statements.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

4.	Business Acquisitions

On July 29, 2003 the Company acquired all of the outstanding capital stock of PharmaResearch Corporation (“PharmaResearch”) for $43.2 million, financed through bank borrowings. The results of operations of PharmaResearch have been included in the consolidated financial statements since that date. PharmaResearch was a U.S.-based drug development services group focused on the provision of Phase II-IV clinical trials support services, principally in the areas of respiratory and infectious diseases. PharmaResearch was based in Morrisville and Wilmington, North Carolina, with foreign operations based in the U.K., France, Spain and China.

Restructuring and Integration of PharmaResearch

The Company established a plan at the acquisition date, July 29, 2003, to integrate the operations of PharmaResearch with its existing operations. The actions covered by the integration included a reduction of 58 employees (37 employees of PharmaResearch and 21 employees of the Company), the relocation of the Morrisville, North Carolina operations of PharmaResearch to our premises in Cary, North Carolina, integration of certain administrative functions and operating entities between the two businesses, combination of the PharmaResearch operations in London, Paris and Madrid with those of the Company and the closure of certain office premises.

In connection with the integration plan the Company recorded a provision of $2.6 million that was reflected in the purchase price allocation and a provision of $1.1 million that was reflected in the consolidated statement of operations in restructuring and integration costs arising from business acquisitions in 2003. The Company implemented the headcount reductions in early September, with 37 former PharmaResearch employees and 21 former Inveresk employees leaving the Company during September 2003. By January 2004, the employees based at the PharmaResearch facility in Morrisville, North Carolina were relocated to our nearby facility in Cary, North Carolina and the office in China was closed. The following amounts have been recorded in respect of the restructuring plan:

	Severance and related costs		Other costs
	Pharma		Pharma		Lease termination
	Research	Inveresk	Research	Inveresk	and abandonment costs
	(Dollars in thousands)
Amount established at acquisition	$1,190	$676	$348	$412	$1,137
Utilized from July 29, 2003 to December 31, 2003	(877)	(676)	(242)	(344)	—

Balance at December 31, 2003	313	—	106	68	1,137

Reclassification	—	—	331	—	(331)
Additional provision in the first six months of 2004	—	—	—	—	105
Utilized in the first six months of 2004	(297)	—	(208)	(68)	(304)
Net release to reduce goodwill in the first six months of 2004	(6)	—	(139)	—	(56)
Translation adjustment		—	1	—	16

Balance at June 30, 2004	$10	$—	$90	$—	$567

The Company expects the remaining provisions for severance costs to be utilized in 2004. The lease termination and abandonment costs will be utilized over the periods of the leases of the properties concerned.

The following table compares the Company’s net service revenues, net income and earnings per share data for the second quarter and first six months of 2004 with pro forma figures for the same

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

information for second quarter and first six months of 2003, computed to show the effect of the PharmaResearch acquisition as if it had been acquired on January 1, 2003.

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
	(Dollars in thousands, except per share data)
Net service revenue	$79,379	$77,719	$156,135	$146,088
Net income	$7,842	$9,726	$20,139	$16,768
Earnings per share
Basic	$0.21	$0.27	$0.53	$0.46
Diluted	$0.20	$0.26	$0.51	$0.45
Number of shares used in calculating earnings per share
Basic	38,031,569	36,352,511	37,977,693	36,217,809
Diluted	39,266,043	37,624,192	39,212,167	37,489,490

This unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which would actually have occurred had the companies operated as one entity during the period. No effect has been included for synergies, if any, that might have been realized through the acquisition.

5.	Credit Facilities and Debt

At June 30, 2004 the Company’s bank credit facilities totaled $129.5 million, comprised of $54.5 million of term loans in U.S. dollars and up to $75 million of loans available in multiple currencies under a revolving credit arrangement.

At June 30, 2004, the borrowings under the facility comprised $54.5 million drawn down as a five year term loan with repayments due quarterly until December 31, 2007. Such borrowings bear interest at rates between LIBOR plus 1.25% and LIBOR plus 2.00% depending on the ratio of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to borrowings. Based on the financial position of the Company at March 31, 2004, the borrowings currently bear interest at LIBOR plus 1.25%. The exposure to interest rate fluctuations on the loans drawn under this facility has been limited by retaining, with minor amendments, the interest rate swaps entered into in connection with the previous bank credit facility. The bank credit facility subjects the Company to significant affirmative, negative and financial covenants, is guaranteed by the Company and its significant subsidiaries and is secured by liens on substantially all of the assets and pledges of the shares of the subsidiaries. The covenants include, but are not limited to, a maximum leverage ratio, a minimum net worth amount and a minimum amount for the ratio of consolidated EBITDA to consolidated financial charges. The Company was in compliance with these covenants at June 30, 2004.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

Derivative Instruments

The Company uses forward foreign exchange currency contracts to manage the risk of foreign exchange rate fluctuations. At June 30, 2004 the Company had one forward currency contract outstanding. This was to sell $11.6 million and buy CDN$15.6 million (in Canadian dollars) on September 30, 2004. This contract was entered into for no initial cost on June 30, 2004 and at June 30, 2004 the fair value of the contract was insignificant. This contract has not been designated as a hedge and changes in the fair value of this contract are included in selling, general and administrative expenses in the statement of operations.

In addition, in the second quarter of 2004, the Company purchased for a cost of $0.3 million, a series of options to sell U.S. $20 million and purchase Canadian dollars (U.S. $2.5 million on a specified date each month from May 2004 through December 2004) at a rate of U.S.$1: CDN$1.3630. The Company designated these options as cash flow hedges of the forecasted U.S. dollar denominated sales invoices arising in its Canadian operations. At June 30, 2004 the fair value of the options was $0.4 million. The Company assesses the effectiveness of the hedging arrangements at each quarter end. To the extent that the Company concludes the hedging is effective, changes in the fair value of the options are included in other comprehensive income prior to the date of exercise of each individual option and then the net gain or loss on each individual option is recognized in revenues over the collection period of the invoices being hedged. The Company expects that the total gain or losses on all the options will be recognized in revenues prior to the end of the first quarter of 2005. To the extent that the hedging is ineffective, the Company recognizes any change in the fair value of the options in selling, general and administrative expenses immediately. At June 30, 2004, the amount of existing gains and losses which have not yet been recognized in the statement of operations is insignificant.

The Company also enters into interest rate swap arrangements related to its bank borrowings to manage its exposure to variability in cash flows associated with floating interest rates. These swaps have not been designated as hedges. The details of these are described in the Company’s Form 10-K for the year ended December 31, 2003 and have not changed since that form was filed.

6.	Income Taxes

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	June 30,	December 31,
	2004	2003
	(Dollars in thousands)
Deferred tax assets:
Defined benefit pension obligations	$7,794	$7,364
Federal and state net operating losses	12,779	13,652
Foreign net operating losses	—	425
Interest rate swaps	94	296
U.K. share option deductions	482	555
Other deferred tax assets	3,344	3,583

Total deferred tax assets	24,493	25,875
Valuation allowance for deferred tax assets	(100)	(15,789)

Net deferred tax assets	$24,393	$10,086
Deferred tax liabilities
Property, plant and equipment	(31,642)	(31,569)

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

Intangible assets	(581)	(532)
Other deferred tax liabilities	—	(500)

Net deferred tax liabilities	$(7,830)	$(22,515)

Following the completion of the integration of PharmaResearch Corporation into the clinical operations in the U.S., in the first quarter of 2004, the Company reassessed the valuation allowance previously established to reduce the value of the deferred tax assets (mainly arising on net operating losses) in the U.S. As a consequence, the valuation allowance was reduced by $15.4 million during the first quarter of 2004. A portion of the tax benefit, $13.7 million, was recorded as a reduction of goodwill as these deferred tax assets were acquired in 2001, and at that time a valuation allowance was established. The remaining $1.7 million was recognized as a tax benefit in the statement of operations in the first quarter of 2004.

The balance sheet classification of net deferred tax liabilities is as follows:

	June 30,	December 31,
	2004	2003
	(Dollars in thousands)
Net current deferred tax assets	$3,026	$144
Net non-current deferred tax assets	12,473	669
Net current deferred tax liabilities	—	(334)
Net non current deferred tax liabilities	(23,329)	(22,994)

Net deferred tax liabilities	$(7,830)	$(22,515)

The provision for income taxes is affected by various factors. The Company receives research and development tax credits in Canada and the U.K. The level of such credits is dependent upon the amount of qualifying costs in these jurisdictions and therefore the tax credits are not a constant percentage of income before income taxes.

As a consequence of these factors, the Company’s provision for income taxes expressed as a percentage of income before income taxes may fluctuate from period to period.

The Company’s consolidated effective tax rate differed from the federal statutory rate as set forth below:

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
	(Dollars in thousands)
U.S. Federal statutory rate	$3,205	$4,208	$7,301	$6,894
U.K. and Canadian Research and Development tax credits	(1,954)	(1,754)	(3,862)	(3,515)
Difference between foreign income taxed at U.S. Federal Statutory rates and foreign income tax expense	(398)	(397)	(792)	(673)
Impact of non deductible share offering and merger expenses	1,700	—	1,804	—
Increase (reduction) in federal valuation allowance	(382)	(59)	(2,096)	137
Reduction in valuation allowance against losses of foreign subsidiaries	—	(117)	—	(170)
Share option deductions	(208)	(312)	(363)	(866)
Other	(378)	297	(657)	354

	$1,585	$1,866	$1,335	$2,161

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

We operate in numerous countries but the tax regulations in the U.S., Canada and the U.K. have the most significant effect on our income tax and deferred tax assets and liabilities and our income tax expense. The tax regulations are highly complex and, while we aim to ensure the estimates of tax assets and liabilities that we record are accurate, there may be instances where the process of agreeing our tax liabilities with the tax authorities may possibly require significant adjustments, which cannot presently be quantified. to be made to estimates previously recorded. Our provision for income taxes is affected by various factors.

7.	Stock Options and Other Equity-Based Compensation Plans

The Company has issued options to employees pursuant to the Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan as Amended and Restated as of May 4, 2004 and to non-executive directors pursuant to the Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan. The objectives of these plans include attracting and retaining personnel and promoting the success of the Company by providing employees and non-executive directors with the opportunity to acquire shares.

All options issued prior to June 27, 2002 were issued by Inveresk Research Group Limited. Those options subsequently were exchanged for stock options issued by Inveresk Research Group, Inc. (the “replacement options”) under its 2002 Stock Option Plan on June 28, 2002. The replacement options had exercise prices, exercise periods and other terms substantially the same as those that were replaced.

The replacement options became fully vested (immediately exercisable in full) upon completion of the Company’s initial public offering and such options will expire 10 years after the original date of grant. At June 30, 2004, the number of replacement options remaining outstanding was 469,791. The Company has also issued options that vest in equal annual installments over the three years following the date of grant. At June 30, 2004, the number of shares issuable on exercise of these options outstanding was 1,776,466. During the second quarter of 2004, the Company entered into arrangements with certain members of management which, amongst other items, provide for the acceleration of the vesting of the unvested options held by the individuals concerned in the event of their employment being terminated by the Company following a change in control of the Company.

The following table summarizes the movements on the options outstanding in the six months ended June 30, 2004:

	Shares of Common
	Stock Issuable Upon		Weighted Average
	Exercise	Exercise Price	Exercise Price
Outstanding at December 31, 2003	1,819,948	$0.03 - $20.14	$8.72
Granted	682,200	$23.64 - $31.93	$24.65
Forfeited	(57,300)	$10.60 - $23.64	$14.73
Exercised	(198,591)	$0.03 - $17.75	$3.15

Outstanding at June 30, 2004	2,246,257	$0.03 - $31.93	$13.90

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

The following table summarizes the exercise prices of the options outstanding at June 30, 2004:

Shares of Common Stock
Issuable Upon Exercise	Exercise Price
153,210	$0.03 per share
11,736	$0.05 per share
16,312	$0.19 per share
288,533	$0.40 per share
674,115	$10.60 per share
28,334	$13.00 per share
40,000	$14.68 per share
20,000	$15.00 per share
3,500	$16.35 per share
20,000	$17.17 per share
301,817	$17.75 per share
7,500	$20.14 per share
586,200	$23.64 per share
20,000	$30.00 per share
30,000	$30.84 per share
30,000	$31.01 per share
15,000	$31.93 per share

2,246,257

The weighted average exercise price of the Company’s outstanding stock options was $13.90 per share at June 30, 2004 and $8.72 at December 31, 2003.

Pro forma information regarding net income is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that statement. This information is shown in Note 3.

For purposes of this disclosure, the fair values of the fixed option grants were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for option grants:

Risk-free interest rate	3.0%
Volatility factor	60.0%
Weighted average expected life of options in months	21.8

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective valuation assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

8.	Employee Benefits

The net periodic pension costs for the Company’s defined benefit pension plan include the following components:

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
	(Dollars in thousands)
Service cost	$1,035	$800	$2,088	$1,590
Interest cost	1,258	888	2,539	1,768
Return on plan assets (expected)	(1,079)	(774)	(2,177)	(1,538)
Amortization of actuarial loss	312	199	630	398

Net periodic pension cost	$1,526	$1,113	$3,080	$2,218

The total employer’s contributions paid to the plan in the second quarter and first six months of 2004 amounted to $0.9 and $2.0 million respectively, and the total contributions expected to be paid in 2004 amount to $3.7 million.

9.	Segment Reporting

The Company is a full-service drug development services group serving the pharmaceutical, biotechnology and medical device industries. The Company’s drug development services comprise two operating segments – pre-clinical and clinical. Pre-clinical services include pre-clinical safety and pharmacology evaluation as well as laboratory sciences services. Pre-clinical services are performed in Edinburgh, Scotland and Montreal, Canada. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacovigilance services. Clinical service activities and revenues are performed and earned primarily in the U.S. and Europe. The Company’s European clinical operations are performed in Maidenhead, England and Edinburgh, Scotland, with its primary satellite offices in Brussels, Belgium and Glasgow, Scotland. The operating results of the Company in the individual European countries apart from the U.K. are not material.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

Financial data by segment are as follows:

	Pre-clinical	Clinical	Total
Quarter Ended June 30, 2004	(Dollars in thousands)
Net service revenue from external customers	$47,289	$32,108	$79,397
Depreciation and amortization	2,850	1,092	3,942
Segment income	12,171	4,534	16,705
Expenditures for long-lived assets in the quarter ended June 30, 2004	7,716	335	8,051
Quarter Ended June 30, 2003
Net service revenue from external customers	$42,231	$24,804	$67,035
Depreciation	2,526	563	3,089
Segment income	12,206	2,797	15,003
Expenditures for long-lived assets in the quarter ended June 30, 2003	3,803	436	4,239

	Pre-clinical	Clinical	Total
Six Months Ended June 30, 2004	(Dollars in thousands)
Net service revenue from external customers	$91,666	$64,469	$156,135
Depreciation and amortization	5,698	2,056	7,754
Segment income	23,915	8,707	32,622
Segment assets at June 30, 2004	388,043	262,598	650,641
Intangible assets at June 30, 2004	64,712	107,872	172,584
Long-lived assets at June 30, 2004	200,783	134,977	335,760
Expenditures for long-lived assets in the six months ended June 30, 2004	12,655	1,178	13,833
Six Months Ended June 30, 2003
Net service revenue from external customers	$78,560	$46,159	$124,719
Depreciation	4,907	1,131	6,038
Segment income	20,988	5,060	26,048
Segment assets at December 31, 2003	375,384	266,117	641,501
Intangible assets at December 31, 2003	65,064	121,378	186,442
Long-lived assets at December 31, 2003	195,275	137,143	332,418
Expenditures for long-lived assets in the six months ended June 30, 2003	7,702	839	8,541

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

The following table summarizes net service revenues and long-lived assets by geographic area.

	USA	Canada	Europe	Total
Quarter Ended June 30, 2004		(Dollars in thousands)
Net service revenue from external customers	$17,588	$25,865	$35,944	$79,397
Quarter Ended June 30, 2003
Net service revenue from external customers	$9,935	$25,302	$31,798	$67,035

	USA	Canada	Europe	Total
Six Months Ended June 30, 2004		(Dollars in thousands)
Net service revenue from external customers	$35,419	$50,463	$70,253	$156,135
Long-lived assets at June 30, 2004	74,981	100,605	160,174	335,760
Six Months Ended June 30, 2003
Net service revenue from external customers	$19,297	$45,679	$59,743	$124,719
Long-lived assets at December 31, 2003	77,510	97,251	157,657	332,418

The Company’s operations in Europe comprise operations in a number of countries that are coordinated from the U.K. No European country is significant in terms of revenues generated or assets held, other than the U.K. The following table reconciles the above totals for net service revenues, expenditure for long-lived assets, segment income (loss), segment assets and long-lived assets to the appropriate figures in the financial statements.

	Quarter	Quarter	Six months ended	Six months ended
	ended June 30, 2004	ended June 30, 2003	June 30, 2004	June 30, 2003
	(Dollars in thousands)
Segment income per above segment analysis	$16,705	$15,003	$32,622	$26,048
Corporate overhead, including share offering and merger expenses	(7,449)	(2,062)	(10,521)	(4,536)

Income from operations per financial statements	$9,256	$12,941	$22,101	$21,512

Expenditures for long-lived assets per above segment analysis	$8,051	$4,239	$13,833	$8,541
Expenditures for long-lived assets not allocated to segments	7	—	28	—

Expenditures for long-lived assets per financial statements	$8,058	$4,239	$13,861	$8,541

	June 30,	December 31,
	2004	2003
Segment assets per above segment analysis	$650,641	$641,501
Long lived assets not allocated to segments	420	57
Deferred debt issue costs not allocated to segments	1,420	1,593
Elimination of inter segment balances	(199,997)	(194,072)

Assets per financial statements	$452,484	$449,079

Long lived assets per above segment analysis	$335,760	$332,418
Long lived assets not allocated to segments	420	57
Deferred debt issue costs not allocated to segments	1,420	1,593

Long lived assets per financial statements	$337,600	$334,068

No client accounted for more than 10% of the Company’s consolidated net revenue for any of the periods covered by these financial statements.

Inveresk Research Group, Inc.

Notes to Condensed Consolidated Financial Statements

10.	Contingencies

From time to time the Company is subject to claims, suits and administrative proceedings arising in the ordinary course of business. The Company does not expect that any of the claims suits or proceedings of which it has been notified will have a material adverse effect upon its operations or financial condition.